Exhibit 107

Form S-8

Boston Scientific Corporation

CALCULATION OF REGISTRATION FEE

Table 1 - Newly Registered Securities

Security Type	Security Class Type	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	10,000,000	(2)	$42.465	(2)	$424,650,000	(2)	.0000927	$39,365.06	(2)
Total Offering Amounts							$424,650,000			$39,365.06
Total Fee Offsets(3)
Net Fee Due										$39,365.06

(1)	This registration statement on Form S-8 relates to shares of common stock, $0.01 par value per share (“Common Stock”), of Boston Scientific Corporation (the “Registrant”) to be issued under the Boston Scientific Corporation Employee Stock Purchase Plan, as amended and restated. Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of Common Stock which may be offered or issued by reason of stock splits, stock dividends or similar transactions effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock of the Registrant.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act. The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on April 29, 2022.

(3)	The Registrant does not have any fee offsets.